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Exhibit 99.1

[FTD, INC. LOGO]

3113 Woodcreek Drive    •    Downers Grove    •    IL    •     60515
Main Phone: (630) 719 -7800    •    Web site: www.FTDI.com     •    NASDAQ: FTDI

CONTACT INFORMATION:

FTD, Inc. (Investor Contact) Carrie Wolfe Chief Financial Officer (630) 724-6512 cwolfe@ftdi.com	FTD, Inc. (Investor/Media Contact) Lisa Witek Director of IR (630) 719-6174 lwitek@ftdi.com

FTD, Inc. Reports $0.29 EPS for Q1 of Fiscal 2004

        Downers Grove, IL, October 28, 2003—FTD, Inc. (NASDAQ: FTDI), a leading provider of floral services and products, today announced first quarter fiscal 2004 financial results.

        Revenues for the first quarter of fiscal 2004 were flat at $73.6 million compared with the same quarter of the prior fiscal year. These results reflected a 15.3% increase in revenues in the Consumer Business, offset by a 9.3% decrease in revenues in the Florist Business. First quarter fiscal 2004 net income was $4.8 million, or $0.29 per diluted share, compared to net income of $5.8 million, or $0.35 per diluted share, in the same quarter of the prior fiscal year. The decrease in net income over the prior year first quarter was primarily due to decreased revenues within the Florist Business segment.

        "In what is traditionally our lowest revenue quarter due to the lack of any major floral holiday, the Consumer Business continued to perform well and the Florist Business began to show positive trends, after accounting for the additional revenues associated with the bi-annual sale of the floral selections guide, which occurred last year, and a change from selling to leasing certain technology equipment used by florists. Specialty gift sales continue to positively impact order volume and drive growth in the Consumer Business, while the Florist Business has been helped by changes made to the sales force last year. As we enter the holiday season this quarter, we expect to benefit from the investments made in new products, new customer service programs and improved product and service offerings during the past few quarters," said Robert L. Norton, Chairman and CEO.

Consumer Business Segment

        The Consumer Business is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts. Revenues for this segment grew $4.3 million to $31.9 million from $27.6 million in the prior year's quarter. The revenue increase was due to both higher order volumes and an increase in average order value from the prior year's quarter. Operating income for the Consumer Business was $1.6 million compared to $1.0 million in the same quarter of the prior fiscal year. This increase was primarily the result of higher revenues and expanded gross profit margins. Additionally, Internet orders as a percentage of total orders in the Consumer Business continued to grow, increasing to 79.2% in the current quarter from 76.1% in the first quarter of fiscal 2003, which resulted in improvements to our operating margin.

        Consumer orders during the quarter totaled approximately 499,000 compared to approximately 451,000 orders in the same quarter of the prior fiscal year. Average order value increased to $63.85 in the current quarter from $61.32 in the prior year's quarter. Growth in orders was led by the continued success in expanding alliances with existing marketing partners, an increase in specialty gift sales and the contribution from the acquisition of Flowers USA in October 2002. Specialty gift orders grew 48% during the quarter compared to the same quarter of the prior fiscal year, and continue to be a significant component of revenue in the Consumer Business segment. Specialty gift orders comprised 20.5% of total orders for the current quarter compared to 15.6% of total orders for the first quarter of fiscal 2003. Plants, cookies and gourmet foods continue to be top sellers in the specialty gift category.

        The Consumer Business segment remains focused on leveraging existing marketing partnerships and developing new partnerships, which are expected to enable the Company to expand its brand presence during the upcoming holidays. In addition, the Company expects to add further product lines to its current offerings to continue to attract additional purchases from its customer base.

Florist Business Segment

        The Florist Business primarily markets floral products and services, such as clearinghouse services, technology products and services and floral shop supplies, to FTD members and other retail locations offering floral products in the U.S. and Canada. First quarter revenues for this segment were $41.7 million, down from $45.9 million in the prior year's comparable quarter. This decrease was due to the bi-annual sale of the floral selections guide to member florists, which provided $4.9 million in revenues in the first quarter of fiscal 2003, and did not occur in fiscal 2004. Additionally, in an effort to increase penetration of the Company's technology platforms and to provide a more consistent revenue stream, in-line with that experienced with many of its other products, the Company revised its mid-tier technology platform and began to lease this platform to customers in fiscal 2004, rather than offer only a single sale of the equipment, as was the practice in past years. This change contributed to a reduction of revenues associated with mid-tier technology products of $1.9 million in the first quarter of fiscal 2004 compared to the same quarter of the prior year. These decreases were partially offset by an increase in floral container sales to member florists in the current quarter compared to the first quarter of the prior fiscal year. Operating income for the Florist Business decreased to $9.6 million from $13.0 million in the prior year's quarter as a result of the reduction in revenues.

        FTD florist membership in the current quarter remained constant at 19,400 members compared to the prior fiscal year end. In addition, the Company maintained its brand presence in non-member retail locations by partnering local FTD Florists with leading mass market retail locations to promote the FTD brand and increase everyday purchases of flowers. The Company remains focused on a balanced approach to strengthening its membership base, while increasing penetration of the suite of products and services offered to the FTD membership base and other retail locations. Management believes the investments made in expanding the Company's sales force and broadening marketing efforts have begun to show positive trends and expect that these initiatives will have an impact as the higher volume holiday season approaches.

Fiscal 2004 Outlook

        Norton commented, "This has been a solid quarter for FTD. I am pleased with the consistent performance of our Consumer Business and the positive trends our Florist Business is beginning to demonstrate. The resilience of the FTD brand and our business in tough economic conditions is a result of the synergistic capabilities of our two business segments.

        "We expect the Florist Business segment to continue to benefit from the strategic investments in our sales force, as well as the refinements we have made to the products and services we offer our member florists. I am happy to report that we are seeing the benefits of these investments, with positive trends occurring in many of our products and services. FTD will continue to focus on a balanced approach of acquisition and retention marketing efforts across all of the products and services we offer within the Florist Business. Additionally, we will continue to look for new ways to provide value and build loyalty among our member florists, as with the exciting, new FTD exclusive products like the FTD Waterford Holiday Heirloom® bouquet for Christmas and the FTD Laura Ashley® bouquet for Mother's Day.

        "We have seen consistent growth within the Consumer Business segment. We anticipate that these positive trends will continue in upcoming quarters as we approach some of the leading floral holidays, including Christmas, Valentine's Day and Mother's Day," concluded Norton.

        As previously announced, FTD entered into a merger agreement on October 5, 2003, pursuant to which the Company would be acquired by an affiliate of Leonard Green & Partners, L.P. Under the terms of the agreement, FTD's stockholders would receive $24.85 per share in cash upon the closing of the merger. The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including stockholder approval, receipt of antitrust clearance and completion of the acquisition financing. Stockholder approval will be solicited by FTD by means of a proxy statement, which will be mailed to FTD stockholders upon the completion of the required Securities and Exchange Commission filing and review process. Subject to satisfaction or waiver of the closing conditions, the parties currently anticipate consummating the transaction in the first calendar quarter of 2004.

Conference Call

        A conference call has been scheduled for October 28, 2003 at 9:00 a.m., Central Time, to review the results for the first fiscal quarter ended September 30, 2003. To listen to the call over the Internet, go to www.FTDI.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial (888) 666-1297 (mention conference ID #3366301). A replay of the call will be available until November 10, 2003 through www.FTDI.COM or by dialing (800) 642-1687 (mention conference ID #3366301). The conference call contains time-sensitive information that is accurate only as of October 28, 2003, the date of the live broadcast. The call is the property of FTD, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD, Inc. is strictly prohibited.

About FTD, Inc.

        FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD's Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD's Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. FTD, Inc.'s Class A Common Stock is quoted on the NASDAQ National Market under the symbol "FTDI". Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.

        The proxy statement that FTD plans to file with the Securities and Exchange Commission and mail to its stockholders in connection with the proposed merger will contain information about FTD, Inc., Leonard Green & Partners, L.P. and its affiliated participants in the proposed transaction, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, Inc., without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov). Stockholders may also obtain copies of these documents without charge by requesting them in writing from FTD, Inc. 3113 Woodcreek Drive, Downers Grove, Illinois, 60515, or by telephone at (630) 719-7800.

        FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD's stockholders with respect to the proposed merger. Information regarding any interests that FTD's executive officers and directors may have in the transaction will be set forth in the proxy statement.

Forward-Looking Statements

        This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's outlook, including: statements regarding the proposed transaction with Leonard Green & Partners, L.P.; statements regarding anticipated revenue growth and profitability, including the anticipated effect of charges and gains that are not expected to reoccur, expectations regarding the benefits of investment in new products, programs and offerings; and statements regarding opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the failure to obtain the necessary stockholder approval, antitrust clearance or required financing for the proposed transaction with Leonard Green & Partners, L.P. in a timely manner or at all; satisfaction of various other closing conditions contained in the definitive merger agreement; the Company's ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company's products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company's ability to sell additional products and services to member florists; the Company's ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company's marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company's Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company's ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company's ability to increase capacity and introduce enhancements to its Web sites; the Company's ability to integrate additional partners or acquisitions, if any are identified; and the resolution of pending or threatened litigation. These factors, along with other potential risks and uncertainties, are discussed in the Company's reports and other documents filed with the Securities and Exchange Commission.

Financial statements follow...

FTD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2003	2002
Revenues:
Florist Business	$41,692	$45,944
Consumer Business	31,884	27,642

Total revenues	73,576	73,586
Costs of goods sold and services provided:
Florist Business	14,521	16,075
Consumer Business	24,050	21,475
Corporate	630	570

Total costs of goods sold and services provided	39,201	38,120
Gross profit:
Florist Business	27,171	29,869
Consumer Business	7,834	6,167
Corporate	(630)	(570)

Total gross profit	34,375	35,466
Advertising and selling:
Florist Business	11,781	11,478
Consumer Business	2,526	1,920

Total advertising and selling	14,307	13,398
General and administrative:
Florist Business	2,717	2,532
Consumer Business	2,995	2,538
Corporate	6,025	6,632

Total general and administrative	11,737	11,702
Operating income (loss) before corporate allocations:
Florist Business	12,673	15,859
Consumer Business	2,313	1,709
Corporate	(6,655)	(7,202)

Total operating income before corporate allocations	8,331	10,366

Corporate Allocations:
Florist Business	3,097	2,879
Consumer Business	739	756
Corporate	(3,836)	(3,635)

Total corporate allocations	—	—
Income (loss) from operations:
Florist Business	9,576	12,980
Consumer Business	1,574	953
Corporate	(2,819)	(3,567)

Total income from operations	8,331	10,366

Other income and expenses:
Interest income	(6)	(109)
Interest expense	241	600
Other expense (income), net	65	(56)

Total other income and expenses	300	435

Income before income tax and minority interest	8,031	9,931
Income tax expense	3,223	4,121

Net income	$4,808	$5,810

Net income per common share—basic	$0.29	$0.35

Net income per common share—diluted	$0.29	$0.35

Weighted average common shares outstanding—basic	16,359	16,403

Weighted average common shares outstanding—diluted	16,638	16,629

FTD, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30, 2003	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$2,644	$1,921
Accounts receivable, less allowance for doubtful accounts of $5,322 at September 30, 2003 and $5,284 at June 30, 2003	29,860	23,398
Inventories, net	8,904	8,668
Deferred income taxes	4,740	4,740
Prepaid expenses and other	4,837	4,224

Total current assets	50,985	42,951
Property and equipment:
Land and improvements	1,600	1,600
Building and improvements	8,881	8,858
Mercury consoles	4,230	4,233
Furniture and equipment	19,142	19,131

Total	33,853	33,822
Less accumulated depreciation	21,422	20,648

Property and equipment, net	12,431	13,174
Other assets:
Other noncurrent assets, net	12,396	11,986
Customer lists, less accumulated amortization of $1,257 at September 30, 2003 and $1,023 at June 30, 2003	3,419	3,653
Trademark, less accumulated amortization of $2,719 at September 30, 2003 and June 30, 2003	12,281	12,281
Goodwill, less accumulated amortization of $17,286 at September 30, 2003 and June 30, 2003	120,326	120,326

Total other assets	148,422	148,246

Total assets	$211,838	$204,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,042	$37,729
Customer deposits	5,907	6,095
Unearned income	1,788	1,664
Other accrued liabilities	20,259	19,655

Total current liabilities	58,996	65,143
Long-term debt	15,500	6,500
Post-retirement benefits and accrued pension obligations, less current portion	4,589	4,858
Deferred income taxes	5,566	5,547
Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock:
Class A, $0.01 par value, 300,000,000 shares authorized; 15,516,800 shares issued at September 30, 2003 and June 30, 2003	155	155
Class B convertible, $0.0005 par value, 20,000,000 shares authorized; 2,112,502 shares issued at September 30, 2003 and June 30, 2003	1	1
Paid-in capital	148,825	148,840
Accumulated deficit	(2,278)	(7,086)
Accumulated other comprehensive loss	(639)	(621)
Unamortized restricted stock	(193)	(250)
Treasury stock at cost, 435,996 shares of Class A and 801,250 shares of Class B convertible as of September 30, 2003 and June 30, 2003	(18,684)	(18,716)

Total stockholders' equity	127,187	122,323

Total liabilities and stockholders' equity	$211,838	$204,371

FTD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$4,808	$5,810
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,008	1,829
Amortization and write off of deferred financing costs and original issue discount	60	82
Deferred compensation expense	57	420
Provision for doubtful accounts	787	807
Deferred income taxes	19	4,121
Increase (decrease) in cash due to change in assets and liabilities, net of acquisitions:
Restricted cash	—	1,400
Accounts receivable	(7,503)	(14,662)
Inventories	(236)	(202)
Prepaid expenses and other	(613)	(2,633)
Other noncurrent assets	(72)	(1,099)
Accounts payable	(6,687)	(4,944)
Other accrued liabilities, unearned income and customer deposits	275	(2,319)

Net cash used in operating activities	(7,097)	(11,390)

Cash flows from investing activities:
Acquisitions	—	(4,703)
Expenditures related to the 2002 Merger	—	(87)
Capital expenditures	(1,179)	(53)
Decrease in officer notes receivable	—	48

Net cash used in investing activities	(1,179)	(4,795)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	9,000	(7,650)
Deferred financing costs	—	(188)
Issuance of treasury stock	17	75
Treasury stock repurchases	—	(2,633)

Net cash provided by (used in) financing activities	9,017	(10,396)

Effect of foreign exchange rate changes on cash	(18)	(50)

Net increase (decrease) in cash and cash equivalents	723	(26,631)
Cash and cash equivalents at beginning of period	1,921	36,410

Cash and cash equivalents at end of period	$2,644	$9,779

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FTD, Inc. Reports $0.29 EPS for Q1 of Fiscal 2004
FTD, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
FTD, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)
FTD, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)